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Exhibit 5.1

May 4, 2006

CIT Group Inc.

1 CIT Drive

Livingston, New Jersey 07039

CIT Group Inc.

$1,500,000,000 Federal Funds (Open) Rate Notes due May 9, 2008

Ladies and Gentlemen:

We have acted as counsel to CIT Group Inc., a Delaware corporation (the “Company”), in connection with the sale of $1,500,000,000 aggregate principal amount of the Company’s Federal Funds (Open) Rate Notes due May 9, 2008 (the “Notes”), subject to the terms and conditions of a Global Selling Agency Agreement, dated January 20, 2006, among the Company and the Agents named on the signature pages thereto (the “Agency Agreement”). The Notes are being issued pursuant to the Indenture, dated as of January 20, 2006 (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., as Trustee.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Agency Agreement.
(b)	The Indenture.
(c)	The Notes.
(d)	The certificate of incorporation and by-laws of the Company, as amended through July 28, 2005 and July 22, 2003, respectively.
(e)

The registration statement on Form S-3 (File No. 333-131159) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006 (such registration statement, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).

ABU DHABI | BEIJING | BRUSSELS | DÜSSELDORF | FRANKFURT | HONG KONG | LONDON | MANNHEIM | MENLO PARK

MUNICH | NEW YORK | PARIS | ROME | SAN FRANCISCO | SÃO PAULO | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

(f)

The prospectus dated January 19, 2006, with respect to the offering from time to time of $18,000,000,000 aggregate offering price of the Company’s securities (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Company’s Medium-Term Note Program, Series A, dated January 20, 2006 (the “Prospectus Supplement”), and the pricing supplement relating to the Notes, dated May 4, 2006 (the “Pricing Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(g)

Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company, and that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture will not (a) contravene the certificate of incorporation or bylaws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.

Our opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

The Indenture has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.

The Notes have been duly authorized by the Company, and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered against payment of the consideration therefor, the Notes will be the legal, valid and binding obligations of the

Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP

MJS/TW/JR